                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Reunion Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           REUNION INDUSTRIES, INC.
                             ONE STAMFORD LANDING
                             62 SOUTHFIELD AVENUE
                             STAMFORD, CONNECTICUT

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1997

                               ----------------

  Notice is hereby given that the Annual Meeting of the Stockholders of Reunion Industries, Inc. (the "Company") will be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Wednesday, May 28, 1997, at 10:00 A.M. local time, for the following purposes.

    1. To elect a board of six directors to serve until the next Annual Meeting of stockholders or until their successors are elected; and

    2. To consider and act upon such other business as may properly be presented to the meeting.

  A record of stockholders has been taken as of the close of business on April 21, 1997, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available at, and may be inspected during, the meeting.

  If you do not expect to be present at the meeting, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors

                                          /s/ RICHARD L. EVANS
                                          -----------------------------------

                                          Richard L. Evans,
                                          Secretary

April 30, 1997

                           REUNION INDUSTRIES, INC.

                                PROXY STATEMENT

GENERAL

  This proxy statement is being mailed to stockholders commencing on or about April 30, 1997, in connection with the solicitation by the Board of Directors of Reunion Industries, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Wednesday, May 28, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any signed proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors. Any proxy may be revoked at any time before its exercise by delivery to the corporate secretary of a written revocation of the proxy or a duly executed proxy bearing a later date.

  As of April 21, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 3,855,100 outstanding shares of common stock of the Company. Each share of common stock entitles the holder to one vote on all matters presented at the Annual Meeting.

                             ELECTION OF DIRECTORS

  At the Annual Meeting six nominees are to be elected, each director to hold office until the next Annual Meeting of Stockholders or until his successor is elected and qualifies. The persons named in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors. Each of the nominees, with the exception of Mr. Clerihue, has previously been elected by the stockholders. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable.

NOMINEES

  Certain information concerning the nominees for election as directors is set forth below:

                                               PRINCIPAL POSITION        DIRECTOR
 NAME                                           WITH THE COMPANY     AGE  SINCE
 ----                                          ------------------    --- --------
 Thomas N. Amonett(1)(2).................... Director                 53   1992
                                             Director, President &
 Charles E. Bradley, Sr.....................  CEO                     67   1995
 Thomas L. Cassidy(1)....................... Director                 68   1995
 W.R. Clerihue(1)(2)........................ Director                 73   1996
 Franklin Myers(2).......................... Director                 44   1995(3)
 John G. Poole.............................. Director                 54   1996

--------
(1) Member, Compensation Committee of the Board of Directors
(2) Member, Audit Committee of the Board of Directors.
(3) Prior to his reappointment in October 1995, Mr. Myers was a Director of the Company from July 1992 to June 1995.

  THOMAS N. AMONETT has served as a Director of the Company since July 1, 1992 and served as the President and Chief Executive Officer of the Company from July 1, 1992 until October 26, 1995. Mr. Amonett also served as the President of Reunion Energy Company, then a wholly-owned subsidiary of the Company in the oil and gas operating business, from July 1, 1992 until May 24, 1996. Mr. Amonett is currently Interim

President and Chief Executive Officer and a Director of Weatherford Enterra, Inc., an energy services and manufacturing company. Prior to his affiliation with the Company, he had been engaged in the practice of law with Fulbright & Jaworski in Houston, Texas, where he was of counsel for more than five years. Mr. Amonett also serves as a Director of PetroCorp Incorporated, a Houston-based oil and gas company, ITEQ, Inc. (formerly known as Air-Cure Technologies, Inc.), an integrated supplier of manufactured equipment and engineered systems used in the treatment, movement and processing of air and other gases, and American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances.

  CHARLES E. BRADLEY, SR. first took office as a Director of the Company on June 20, 1995 and was appointed President and Chief Executive Officer of the Company on October 26, 1995. Mr. Bradley was a co-founder of Stanwich Partners, Inc. ("SPI") in 1982 and has served as its President since that time. SPI is a private investment company. Mr. Bradley has been a Director of Chatwins Group, Inc. ("Chatwins") since 1986 and Chairman of the Board of Chatwins since 1988. Chatwins is an industrial products manufacturing company. Mr. Bradley is a Director of DeVlieg-Bullard, Inc. ("DBI"), a machine tool parts and services company, General Housewares Corp., a manufacturer and distributor of housewares, Consumer Portfolio Services, Inc. ("CPS"), engaged in the business of purchasing, selling and servicing retail automobile installment sales contracts, NAB Assets Corporation ("NAB"), engaged in mortgage lending, Audits and Surveys, Inc., an international marketing research firm, and Zydeco Exploration Inc., an oil and gas reserve development company. Mr. Bradley is currently the Chairman of the Board of DBI, Chairman and CEO of NAB as well as President and acting Chief Financial Officer and a Director of Sanitas, Inc., a currently inactive company, and a Director, President and acting Chief Financial Officer of Texon Energy Corporation, an inactive company.

  THOMAS L. CASSIDY first took office as a Director of the Company on June 20, 1995. Mr. Cassidy has been a Managing Director of Trust Company of the West ("TCW"), an investment management firm, since 1984. He is also a Senior Partner in TCW Capital, an affiliate of TCW. He is a Director of Chatwins, DBI, Holnam Inc., a cement manufacturing company, and Spartech Corporation, a plastics manufacturing company.

  W.R. CLERIHUE was elected to the Board of Directors in December 1996 in connection with the Board's decision to increase the number of directors from five to six. Mr. Clerihue has been Chairman of the Board of Directors of Spartech Corporation since October 1991.

  FRANKLIN MYERS served as a Director of the Company from July 1, 1992 until June 20, 1995, when he resigned contemporaneously with the sale of 1,450,000 shares of the Company's common stock by Parkdale Holdings Corporation N.V. ("Parkdale") to Chatwins. Mr. Myers was reappointed as a Director of the Company on October 26, 1995. On April 1, 1995, Mr. Myers became Senior Vice President, General Counsel and Secretary of Cooper Cameron Corporation, an oil field manufacturing company. Prior thereto he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an international oil field service and equipment company, for more than six years. He is a Director of Convest Energy Corporation, a Houston-based oil and gas producer.

  JOHN G. POOLE became a Director of the Company upon election at the Special Meeting of the Stockholders of the Company held on April 19, 1996. Mr. Poole was a co-founder of SPI with Charles E. Bradley, Sr. in 1982 and has served as SPI's Vice President since that time. Mr. Poole has been a Director of Chatwins since 1988, and is also a director of DBI, CPS and Sanitas, Inc.

BOARD AND COMMITTEE ACTIVITY; STRUCTURE AND COMPENSATION

  During 1996, the Board convened on six regularly or specially scheduled occasions. The Compensation Committee of the Board held one meeting in 1996 and the Audit Committee held two meetings. Each of the present directors attended all of the meetings of the Board and of each committee on which he served during his respective tenure in 1996.

  The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions may be discharged by one or more standing committees of the Board. The Compensation Committee, which is comprised of Messrs. Amonett, Cassidy (Chairman) and Clerihue, is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full Board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting Board policies. The Compensation Committee also supervises the administration of all executive compensation and benefit programs, including the establishment of any specific criteria against which all annual performance based benefits are to be measured. The Audit Committee, comprised of Messrs. Amonett, Clerihue and Myers (Chairman), assists the Board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The Audit Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable. The Board of Directors does not maintain executive or nominating committees. Stockholders who may wish to suggest individuals for possible future consideration for Board positions should direct recommendations to the Board of Directors at the Company's principal offices.

  Directors not otherwise compensated by the Company receive annual retainers of $18,000 for service on the Board and $500 for each Board or committee meeting attended. Compensation paid to non-employee directors during 1996 for service in all Board capacities aggregated $79,000. Directors are also reimbursed for the actual cost of any travel expenses incurred.

                      VOTE REQUIRED AND VOTING PROCEDURE

  The six nominees for election as directors at the 1997 Annual Meeting of Stockholders who receive the greatest number of votes cast for election by the holders of common stock of record at the close of business on April 21, 1997 (the "record date") shall be the duly elected directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting.

  Votes will be tabulated by Registrar and Transfer Company, the transfer agent and registrar for the Company's common stock, and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of the Company's bylaws, any proxy containing an abstention from voting will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting.

  Management of the Company believes that all of the shares of common stock to be voted by directors, executive officers and Chatwins, aggregating 1,842,490 shares as of March 21, 1997, or approximately 47.8% of the issued and outstanding common stock (see "Ownership Information--Security Ownership by Certain Beneficial Owners and Management"), will be voted in favor of the election of each of the director nominees. The Company knows of no family relationships between any director, executive officer or nominee therefor and any other director, executive officer or nominee therefor.

                            MANAGEMENT INFORMATION

EXECUTIVE OFFICER INFORMATION

  The executive officers of the Company or its principal subsidiary, set forth below, serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Stockholders.

                  NAME                               POSITION               AGE
                  ----                               --------               ---
 Charles E. Bradley, Sr.(1)............ Director, President and Chief        67
                                         Executive Officer of the Company
 Richard L. Evans(2)................... Executive Vice President, Chief      44
                                         Financial Officer and Secretary
                                         of the Company
 David N. Harrington(3)................ President and Chief Operating        56
                                         Officer, ORC

--------
(1) See "Election of Directors--Nominees" for certain biographical information.
(2) Mr. Evans joined the Company as Executive Vice President and Chief Financial Officer in October 1995. He was appointed Secretary of the Company in December 1995. From May 1993 to September 1995, he was Controller of Terex Corporation, a capital goods manufacturer. From October 1989 to May 1993 Mr. Evans was Controller of SPI.
(3) Mr. Harrington has served as Chief Operating Officer of Oneida Molded Plastics Corp. ("OMPC") (now a constituent of Oneida Rostone Corp. ("ORC"), a wholly-owned subsidiary of the Company), since December 1989 and as its President since October 1990. From March 1986 through December 1989, Mr. Harrington served as Vice President and General Manager of OMPC.

EXECUTIVE COMPENSATION

  The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1996, 1995 and 1994, of those individuals who were at December 31, 1996 (i) the chief executive officer and
(ii) the other Named Executives (see "Ownership Information--Security Ownership by Certain Beneficial Owners and Management"):

                                                                    LONG-TERM
                                     ANNUAL COMPENSATION           COMPENSATION
                              ------------------------------------    STOCK
   NAME AND PRINCIPAL                               OTHER ANNUAL     OPTIONS       ALL OTHER
        POSITION         YEAR  SALARY     BONUS(1) COMPENSATION(2)   (SHARES)   COMPENSATION(3)
   ------------------    ----  ------     -------- --------------- ------------ ---------------
Charles E. Bradley,
 Sr.(4) ................ 1996 $100,000    $     0      $     0             0        $  312
 President and Chief
 Executive               1995        0          0       13,500(4)          0             0
 Officer
Richard L. Evans(5)..... 1996 $135,000    $30,000      $     0        50,000        $4,352
 Executive Vice
 President,              1995   33,750(5)       0            0             0           693
 Chief Financial Officer
 and Secretary
David N. Harrington(6).. 1996 $240,000    $48,000      $52,000             0        $2,297
 President and Chief
 Operating               1995 $ 69,904(6)  32,813       15,543             0           672
 Officer, ORC

--------
(1) Amounts shown for bonuses are amounts earned for the period shown, although such bonuses are generally paid in the subsequent year.
(2) Includes automobile allowance, and, in the case of Mr. Harrington, certain deferred compensation.
(3) Contributions under nondiscriminatory defined contribution plan and certain health insurance plans of the Company and/or its subsidiaries. The Company maintains a voluntary employee retirement plan under which employees of the Company and its subsidiaries other than ORC may contribute up to 18% of their pre-tax earnings, with the Company making matching contributions of 25% of each employee's contribution, not to exceed 6% of each participants pre-tax earnings.
(4) Mr. Bradley was appointed President and Chief Executive Officer of the Company on October 26, 1995. His 1995 compensation consisted solely of director's fees. Effective January 1, 1996, Mr. Bradley's annual salary is $100,000, and he no longer receives director's fees. Mr. Bradley did not render any services to the Company or its subsidiaries prior to 1995.
(5) Mr. Evans was appointed Executive Vice President and Chief Financial Officer on October 26, 1995. Amounts listed in the table for 1995 for Mr. Evans are for his period of employment by the Company in 1995. Mr. Evans did not render services to the Company or its subsidiaries prior to 1995.
(6) Mr. Harrington is an employee of Oneida Rostone Corp., the Company's wholly-owned subsidiary, which was acquired by the Company on September 14, 1995. Amounts listed in the table for 1995 for Mr. Harrington are for his period of employment by the Company in 1995. Mr. Harrington did not render services to the Company or its subsidiaries prior to 1995.

OPTION GRANTS

  The following table sets forth information with respect to the options to purchase shares of common stock granted under all stock option plans to the Named Executives in the fiscal year ended December 31, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL
                                                                          REALIZABLE
                                                                           VALUE AT
                                                                        ASSUMED ANNUAL
                                       PERCENT OF                       RATES OF STOCK
                          NUMBER OF      TOTAL                               PRICE
                          SECURITIES  OPTIONS/SARS EXERCISE              APPRECIATION
                          UNDERLYING   GRANTED TO   OR BASE             FOR OPTION TERM
                         OPTIONS/SARS EMPLOYEES IN   PRICE   EXPIRATION ---------------
NAME                       GRANTED         FY      ($/SHARE)    DATE     5%($)  10%($)
----                     ------------ ------------ --------- ---------- ------- -------
Richard L. Evans........    50,000         91%      $4.4375    7/1/99   $34,973 $73,441

OPTION EXERCISES AND YEAR-END VALUES

  The following table sets forth information with respect to the unexercised options to purchase shares of common stock granted under all stock option plans to the Named Executives and held by them at December 31, 1996.

                    AGGREGATED OPTION EXERCISES DURING 1996
                     AND OPTION VALUE AT DECEMBER 31, 1996

                         NUMBER OF          NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                          SHARES            UNEXERCISED OPTIONS AT DECEMBER     IN-THE-MONEY OPTIONS AT
                         ACQUIRED                      31, 1996                  DECEMBER 31, 1996(1)
                            ON      VALUE   ------------------------------- -------------------------------
                         EXERCISE  REALIZED EXERCISABLE(2) UNEXERCISABLE(2) EXERCISABLE(2) UNEXERCISABLE(2)
                         --------- -------- -------------- ---------------- -------------- ----------------
Richard L. Evans........      0        0           0            50,000             0               0

--------
(1) Amounts were calculated by multiplying the number of unexercised in-the-money options exercisable or unexercisable, as the case may be, by the closing sales price of the common stock on NASDAQ Small-Cap. Market on December 31, 1996 ($4.00) and subtracting the total exercise prices.
(2) These options become exercisable as follows: 10,000 on January 1, 1997, 20,000 on July 1, 1997 and 20,000 on July 1, 1998.

ONEIDA PENSION PLAN

  The Oneida Molded Plastics Corp. Employee Retirement Plan #3 (the "Oneida Pension Plan") covers substantially all of the employees of the former Oneida Molded Plastics Corp. (a constituent of ORC). The monthly amount payable at age 65 is 1% of a participant's average monthly compensation for the five highest consecutive years of compensation times years of participation to a maximum of 30 years.

  The following table shows estimated annual gross benefits payable from the Oneida Pension Plan as a single life annuity upon retirement at age 65 for employees in the salary classifications and within the five years of participation specified. Various optional forms of benefits are payable in lieu of a single life annuity. The maximum annual benefit payable under the Oneida Pension Plan is that permitted by applicable law or regulations.

                              PENSION PLAN TABLE

                                          YEARS OF SERVICE
                     ----------------------------------------------------------
    REMUNERATION         15         20          25          30          35
    ------------     ---------- ----------- ----------- ----------- -----------
125,000............. $18,750.00  $25,000.00  $31,250.00  $37,500.00  $37,500.00
150,000............. $22,500.00  $30,000.00  $37,500.00  $45,000.00  $45,000.00
175,000............. $26,250.00  $35,000.00  $43,750.00  $52,500.00  $52,500.00
200,000............. $30,000.00  $40,000.00  $50,000.00  $60,000.00  $60,000.00
225,000............. $33,750.00  $45,000.00  $56,250.00  $67,500.00  $67,500.00
250,000............. $37,500.00  $50,000.00  $62,500.00  $75,000.00  $75,000.00
300,000............. $45,000.00  $60,000.00  $75,000.00  $90,000.00  $90,000.00
400,000............. $60,000.00  $80,000.00 $100,000.00 $120,000.00 $120,000.00
450,000............. $67,500.00  $90,000.00 $112,500.00 $135,000.00 $135,000.00
500,000............. $75,000.00 $100,000.00 $125,000.00 $150,000.00 $150,000.00

  Mr. Harrington is eligible to participate in this plan. Mr. Harrington's compensation for 1996 (included in the Executive Compensation table) covered by the Oneida Pension Plan is $150,000 and the current number of years of employment for Mr. Harrington is ten.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  ORC (then Oneida Molded Plastics Corp.), a wholly-owned subsidiary of the Company, entered into an Employment Agreement (the "Harrington Employment Agreement"), effective as of January 1, 1995, with David N. Harrington, its President. Pursuant to the Harrington Employment Agreement, Mr. Harrington receives (i) an annual base salary of $225,000 in 1995, increased to $240,000 in 1996 and $255,000 in 1997, (ii) an annual cash bonus of up to 50 percent of his annual base salary based upon ORC's actual performance for the year as compared to ORC's budgeted performance for the year, (iii) a monthly car allowance of $1000 and (iv) coverage under ORC's fringe benefit plans for executives. Mr. Harrington's annual base salary was increased to $255,000 on January 1, 1997. In certain circumstances, Mr. Harrington is entitled to receive up to 24 months of his base salary upon termination of his employment. During the term of the Harrington Employment Agreement, Mr. Harrington is required to maintain a reverse split-dollar universal life insurance policy on his life in the amount of $2 million payable to ORC. ORC is required to reimburse Mr. Harrington for up to $26,244 of the annual premiums paid for such policy. If Mr. Harrington's employment is terminated for any reason other than death, he may request that ORC assign its right to receive the proceeds of such life insurance policy to Mr. Harrington. Effective January 1, 1995 Mr. Harrington is eligible to earn deferred compensation at the rate of $3,333.33 per month.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1996:

  The Board of Directors pursues a philosophy of seeking to improve the Company's performance and to maximize shareholder value by, among other things, relating executive compensation and stock-based benefits to the Company's performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus, and stock option and other benefit plans.

  Base compensation for senior executives is intended to be competitive with that paid in comparably situated companies, but with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. While the committee's principal concern is with establishing compensation programs and setting executive compensation at levels which are somewhat reflective of those prevailing in the molded plastics industry for similar executive positions, no comparability studies were conducted for executive salaries to be paid in 1996.

  Under the supervision of the Compensation Committee, annual bonuses reflect a policy of requiring a specified level of Company performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting performance criteria, the Committee will consider the total compensation payable or potentially available to the chief executive and other executives officers. While the development of any business necessarily involves numerous factors, the board's primary emphasis will be on encouraging management to increase the Company's net assets and cash flow, and in certain instances, rationalization of certain Company businesses or assets. The $48,000 award from the Company's ORC subsidiary to Mr. Harrington in 1996 was based upon his attainment of specific earnings objectives as set forth in his employment agreement. The $30,000 bonus and options for 50,000 shares of stock awarded to Mr. Evans was at the discretion of the Board, based upon his performance in managing the acquisitions, divestitures, financial and administrative activities of the Company.

  The Board of Directors is of the view that properly designed and administered long-term, stock-based incentives for senior executives closely align the executives' economic interests with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to maximize stockholder value. The compensation committee intends, with any necessary concurrence of the Board of Directors, to continue to consider alternate forms of stock-based incentives with a view to achieving the maximum possible performance based benefit to all senior executives at the least possible cost and the greatest attainable economic efficiency to the Company, with such benefits designed as nearly as practicable to directly align the economic interests of professional managers with those of the Company's stockholders.

  Pursuant to applicable rules of the Securities and Exchange Commission, as of March 21, 1997 members of the compensation committee are deemed to own beneficially an aggregate of 54,000 shares, or 1.4%, of the Company's outstanding common stock. See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  See "Election of Directors--Charles E. Bradley, Sr.", "Ownership Information--Security Ownership of Certain Beneficial Owners and Management", and "Certain Relationships and Related Transactions--Chatwins Group, Inc. and Affiliates" for a discussion of Mr. Bradley's relationship to Chatwins, the Chatwins Acquisition, and Mr. Bradley's and Chatwins' relationship to the Company (Mr. Bradley was a member of the Compensation Committee during the early part of 1996).

  See "Election of Directors--Thomas N. Amonett"

  See "Election of Directors--Thomas L. Cassidy", "Ownership Information-- Security Ownership of Certain Beneficial Owners and Management", and "Certain Relationships and Related Transactions--Chatwins Group, Inc. and Affiliates" for a discussion of Mr. Cassidy's relationship to Chatwins, the Chatwins Acquisition, and Mr. Cassidy's and Chatwins' relationship to the Company.

                                          THE COMPENSATION COMMITTEE
                                          Thomas L. Cassidy, Chairman
                                          Thomas N. Amonett
                                          W.R. Clerihue

                             OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As of March 21, 1997 and as of the record date, the Company had outstanding 3,855,100 shares of common stock. The following table sets forth information regarding the beneficial ownership of the Company's common stock at March 21, 1997, by (i) each stockholder known to the Company to own 5% or more of the Company's common stock, (ii) each Director of the Company or nominee therefor,
(iii) each of the chief executive officer and the other executive officers who were compensated at an annualized rate of more than $100,000 in 1996 (collectively, the "Named Executives") and (iv) all current Directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of the Company's common stock shown as owned by him.

                                                         AMOUNT AND     PERCENT
                                                          NATURE OF       OF
       NAME (AND ADDRESS OF 5% BENEFICIAL OWNERS)         OWNERSHIP      CLASS
       ------------------------------------------        -----------    -------
Chatwins Group, Inc.....................................   1,862,490(1)  47.4%
 300 Weyman Plaza, Suite 340
 Pittsburgh, PA 15236
Parkdale Holdings Corporation N.V.......................     271,280(2)   7.0%
 Nieuwestraat 4-6, P.O. Box 210
 Curacao, Netherlands Antilles
Thomas N. Amonett.......................................      34,000      0.9%
Charles E. Bradley, Sr..................................   1,862,490(3)  47.4%
Thomas L. Cassidy.......................................      15,000      0.4%
W.R. Clerihue...........................................       5,000      0.1%
Franklin Myers..........................................     141,210(4)   3.6%
John G. Poole...........................................           0      0.0%
Richard L. Evans........................................      11,000(5)   0.3%
David N. Harrington.....................................           0      0.0%
All Current Directors and Executive Officers as a group
 (8 individuals)........................................   2,002,490(6)  49.9%

--------
(1) Includes 75,000 shares that may be purchased pursuant to currently exercisable warrants, with respect to which Chatwins has dispositive power only, and 337,490 shares (66,210 owned by Myers and 271,280 owned by Parkdale) with respect to which Chatwins has sole voting power and no dispositive power.
(2) Parkdale has granted a proxy to Chatwins to vote these shares.
(3) Includes all shares of common stock shown as beneficially owned by Chatwins. Mr. Bradley is Chairman of the Board of Chatwins as well as the beneficial owner of more than 50% of the issued and outstanding shares of Chatwins and may, under Rule 13d-3, be deemed beneficial owner of all shares of the Company's common stock beneficially owned by Chatwins. Mr. Bradley disclaims such beneficial ownership.
(4) Includes a currently exercisable warrant to purchase 75,000 shares of common stock. Mr. Myers has granted Chatwins a three year proxy to vote 66,210 shares.
(5) Includes currently exercisable options to purchase 10,000 shares of common stock.
(6) Includes currently exercisable warrants and options to purchase an aggregate of 160,000 shares of common stock.

OWNERSHIP REPORTS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the Pacific Stock Exchange. Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file reports on Form 5 for specified fiscal years, the Company believes that all its officers, directors, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1996, except that Mr. Clerihue inadvertently failed to file Form 3 upon his election as a Director, and Mark A. Koch inadvertently failed to file Form 3 upon his Election as Controller. Neither individual owned any of the Company's securities at the time, and both have subsequently filed the required forms.

                               OTHER INFORMATION

COMMON STOCK PERFORMANCE GRAPH

  The following graph illustrates the yearly percentage change in the cumulative total shareholder return on the Company's common stock, compared with the cumulative total return on (i) the Standard & Poor's 500 Stock Index, (the "Broad Market") (ii) the Dow Jones Secondary Oils Index (the "Old Peer Group") and (iii) a "Peer Group" Index (the "New Peer Group") for the five years ended December 31, 1996.(1) Since September 1995, the Company has been engaged in manufacturing high volume, precision plastic products and providing plastics services. Through November 1995, the Company was engaged in the business of exploring for, developing, producing and selling crude oil and natural gas in the United States; these operations were discontinued in November 1995 and sold in May 1996. As a result of this change in principal business, the Company has presented the common stock performance graph with a comparison to both the Dow Jones Secondary Oils Index previously used for comparison and to a New Peer Group selected by the Company as being representative of the plastic products industry:

                            FIVE YEAR TOTAL RETURN



                       [PERFORMANCE GRAPH APPEARS HERE]


                 REUNION
               INDUSTRIES    BROAD MARKET     OLD PEER GROUP      NEW PEER GROUP
               ----------    ------------     --------------      --------------

  1991              100             100            100                 100
  1992           184.21          107.64         102.97              158.99
  1993           505.26           118.5         117.18               167.7
  1994           421.05          120.06         112.69               165.4
  1995           421.05          165.18         130.77              185.84
  1996           336.84          203.11         169.34              201.83

--------
(1) Tabular data assumes that the value of the investment in the Company's common stock and each index was $100 at January 1, 1992 and that all dividends, if any, were reinvested.
(2) Standard & Poor's 500 Total Return Index provided by Media General Financial Services, Inc.
(3) Dow Jones Total Return Index for Secondary Oils prepared by Dow Jones & Company, Inc.
(4) Total Return Index provided by Media General Financial Services, Inc. for the New Peer Group of ten companies selected by the Company. The New Peer Group is made up of the following:

         American Filtrona Corp                      Myers Industries Inc.
         Calnetics Corp.                             Rotonics Manufacturing
         Essef Corp.                                 Summa Industries
         Glassmaster Co.                             Sun Coast Industries Inc.
         Lunn Industries Inc.                        Triple S Plastics Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Chatwins Group, Inc. and Affiliates

  On June 20, 1995, Chatwins acquired 1,450,000 shares, or approximately 38%, of the Company's common stock (the "Purchased Shares") from Parkdale (the "Chatwins Acquisition"). In connection with the Chatwins Acquisition, the 271,280 remaining shares of the Company's common stock owned by Parkdale as well as 66,210 shares of common stock (the "Myers Shares") and a warrant to purchase 75,000 shares of common stock (the "Myers Warrant" and, collectively with the Myers Shares, the "Myers Securities") owned by Franklin Myers were delivered into a 3-year escrow arrangement. Each of Myers and Parkdale also entered into 3-year standstill agreements with Chatwins regarding the purchase, sale and transfer of Company securities and delivered to Chatwins 3-year proxies to vote all of their respectively-owned shares of common stock (the "Chatwins Proxies"). At the time of the Chatwins Acquisition, Chatwins acquired from P. Dean Gesterkamp a warrant to purchase 75,000 shares of the Company's common stock (the "Chatwins Warrant").

  Charles E. Bradley, Sr., a Director of the Company since June 20, 1995 and the President and Chief Executive officer of the Company since October 26, 1995, is the Chairman and a Director of Chatwins and the beneficial owner of approximately 68% of the outstanding common stock of Chatwins. Thomas L. Cassidy, a Director of the Company since June 20, 1995, and John G. Poole, a Director of the Company since April 19, 1996, are both Directors of Chatwins. As a result of the Chatwins Acquisition and related transactions Chatwins has voting control over approximately 45% of the Company's common stock.

  On February 2, 1996, Rostone Corporation ("Rostone"), a Delaware corporation, was merged with and into Oneida Molded Plastics Corp. ("Oneida"), a wholly-owned subsidiary of the Company (the "Rostone/Oneida Merger"), pursuant to a Merger Agreement (the "Rostone/Oneida Agreement") dated as of December 22, 1995. Pursuant to the Rostone/Oneida Agreement Oneida, as the surviving corporation, changed its name to Oneida Rostone Corp. ("ORC"). The purchase price payable by ORC under the Rostone/Oneida Agreement to the stockholders of Rostone is an amount up to $4,000,503 as follows: (i) $503 in 1996, (ii) up to $2,000,000 in 1997 if Rostone achieves specified levels of earnings before interest and taxes (as provided in the Rostone/Oneida Agreement) for the calendar year 1996 and (iii) up to $2,000,000 in 1998 if Rostone achieves specified levels of earnings before interest and taxes (as provided in the Rostone/Oneida Agreement) for the calendar year 1997. Under the terms of ORC's Loan Facility (described below), all such payments may only be made from equity contributions the Company may provide to ORC. Based on Rostone's earnings for 1996, ORC will not pay any additional purchase price in 1997. The financial terms of the transaction were determined based on Rostone's financial position and results of operations for the fiscal year ended December 31, 1994 and for the eleven months ended November 30, 1995. The terms of the Rostone/Oneida Merger were approved by the unanimous vote of the directors of the Company, including by all disinterested directors.

  In connection with the Rostone/Oneida Merger, the Company hired Prudential Securities Incorporated ("Prudential") to act as its financial advisor and to provide an opinion as to the fairness of the consideration paid by the Company in connection with the Rostone/Oneida Merger (the "Rostone Merger Consideration"). Prudential has issued its opinion, dated January 15, 1996, that, as of such date, the Rostone Merger Consideration paid by the Company was fair to the Company from a financial point of view. Prudential based its opinion of fairness on, among other factors, its review of (i) Rostone's historical financial data and other information regarding Rostone prepared by Rostone's and the Company's management, (ii) financial projections prepared by Rostone's and the Company's management, relating to the sales, earning and prospects for Rostone's business, (iii) the financial terms of a draft of the Rostone/Oneida Agreement dated January 3, 1996, (iv) the financial terms of certain other transactions deemed relevant by Prudential, (v) publicly available information concerning certain other companies that Prudential deemed comparable to Rostone, and the trading history of the common stock of each such company, and (vi) discussions with senior officers of Rostone and the Company concerning the financial condition and prospects for Rostone. The Rostone Merger Consideration was initially determined by the respective parties, with Prudential thereafter rendering its opinion as to the fairness thereof from a financial point of view. No instructions or limitations were given to or imposed upon the scope of Prudential's investigation related to the opinion. In rendering its opinion, Prudential relied without independent verification upon the accuracy and completeness of the financial and other information publicly available and provided to it by the Company and by Rostone, and did not make or obtain any independent appraisals of the properties, facilities or other assets of Rostone.

  Prudential is a nationally-recognized investment banking firm. As part of its investment banking business, it is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated and competitively bid underwritings, secondary distributions of listed and unlisted securities, and private placements and valuations for estate, corporate and other purposes. Prudential also acts as financial advisor in connection with tender offers and mergers and acquisitions, and conducts trading in listed and unlisted securities. Prudential was selected by the management of the Company on the basis of its reputation and experience. In the ordinary course of business Prudential may trade the common stock of the Company for its own account and for the accounts of customers, and accordingly at any time may hold a long or short position in the common stock of the Company, and certain accounts of Prudential's customers hold common stock of the Company.

  For its services in rendering its opinion, the Company has paid Prudential's fees totalling $150,000 and has reimbursed Prudential for $28,537 aggregate expenses incurred in rendering its opinion. The Company has agreed to indemnify Prudential against certain liabilities which Prudential may incur arising out of its issuance of the opinions. The complete text of Prudential's opinion is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity holder of the Company or his representative who has been so designated in writing.

  Contemporaneous with the Rostone acquisition, ORC and its wholly-owned subsidiary at the time, Oneida Molded Plastics Corp. of North Carolina ("OMPC-NC"), amended and restated the terms of their secured credit facility (the "Loan Facility") with Congress Financial Corporation ("Congress") to provide for term loans in an aggregate principal amount of $6,600,000 and revolving loans initially in an aggregate principal amount of up to $9,400,000. The loan proceeds borrowed on February 2, 1996 were primarily used to refinance Rostone's bank and institutional debt.

  In the Rostone/Oneida Merger, ORC acquired 100% of the preferred and common stock of Rostone from CGI Investment Corp. ("CGII") a company owned 51% by SPI and 49% by Chatwins. Mr. Bradley, Mr. Poole and Mr. Evans are officers, directors and/or shareholders of SPI. Prior to the Rostone/Oneida Merger certain officers of Oneida were also serving as officers of Rostone and CGII.

  Prior to the Rostone/Oneida Merger, Rostone was indebted to CGII pursuant to a $250,000 promissory note dated May 21, 1993. The note, which had an outstanding balance of $367,742 (principal and accrued interest) on February 2, 1996 and continues as an obligation of ORC, is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due.

  As of January 1, 1996, Oneida was indebted to Chatwins (the "Oneida/Chatwins Debt") for $3,464,723 plus accrued interest from November 2, 1995 under the terms of a 10% Subordinated Promissory Note due September 14, 1997. The note was subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due and principal may be paid out of equity or subordinated loans that may be advanced by the Company to ORC. This debt was repaid in May 1996 from the proceeds of the sale of the Company's oil and gas assets.

  Prior to the Rostone/Oneida Merger, Rostone was the lessee of certain equipment beneficially owned by Chatwins and Mr. Bradley. Chatwins and Mr. Bradley shared the risks and benefits under the lease pro rata in proportion to the purchase price of the equipment paid to the equipment manufacturer by each (57% for Chatwins and 43% for Mr. Bradley). In May 1996, this equipment was purchased by a third-party lessor, which continues to lease the equipment to ORC.

  As of January 1, 1996, the Company was indebted to Mr. Bradley for $1,350,000 plus accrued interest from November 1, 1995, under the terms of two notes, each bearing interest at a rate of 10% per annum and each due and payable on September 14, 1997. These notes were repaid in May 1996 from the proceeds of the sale of the Company's oil and gas assets.

  To facilitate the closing of the Rostone/Oneida Merger and the Loan Facility, Mr. Bradley entered into several financial arrangements with Congress and an existing creditor of Rostone. To induce Congress to consummate the Loan Facility, Mr. Bradley guaranteed the obligations of ORC and OMPC-NC under the Loan Facility subject to a cap of $4 million, which cap declines over time to $2 million. Mr. Bradley will receive a credit support fee from ORC and OMPC-NC in an aggregate amount equal to one percent (1%) per annum of the amount guaranteed, payable monthly. Mr. Bradley's rights to payment of the monthly installments of the credit support fee are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, the monthly installments may be paid when due. As a further inducement to Congress, Mr. Bradley entered into an environmental indemnity agreement pursuant to which Mr. Bradley agreed to indemnify Congress against liabilities that may arise from environmental problems that may be associated with ORC's existing properties and to reimburse Congress for certain investigatory and cleanup costs that Congress may incur should Congress request that those activities be performed by ORC and should ORC fail to perform them.

  To induce an existing creditor of Rostone to permit the Rostone/Oneida Merger and Loan Facility to be consummated, Mr. Bradley agreed to purchase from this creditor 50% of the $2,034,225 owing to him by Rostone on February 2, 1996 if this indebtedness were restated to provide for quarterly amortization over a two year period with interest at 10% per annum payable quarterly subject, however, to a subordination agreement with Congress. As a result of this transaction, Mr. Bradley and the creditor each holds a note from ORC in the amount of $1,017,112.50 bearing interest at 10% per annum which is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled payments of interest may be paid when due.

  On November 18, 1996, ORC completed the acquisition (the "DPL Acquisition") of Data Packaging Limited ("DPL") by acquiring 68% of the outstanding stock of DPL, pursuant to a Stock Purchase Agreement with a creditor of Texon Energy Corporation ("TEC") and its subsidiaries. The DPL stock had been pledged by such subsidiaries as collateral for debt obligations, and had been acquired by the creditor through foreclosure. Mr. Bradley is President and a director of TEC and beneficial owner of approximately 14% of TEC's outstanding stock.

  Prior to DPL acquisition, DPL was indebted to Stanwich Oil and Gas, Inc. ("SOG") pursuant to a $250,000 loan agreement dated June 14, 1995. Mr. Bradley and Mr. Poole are officers, directors and the principal shareholders of SOG. On December 16, 1996, the Company purchased the indebtedness from SOG for $249,430, representing the outstanding balance of principal and interest at that date.

  In connection with ORC's acquisition of the assets and business of Quality Molded Products, Inc. ("QMP") on November 18, 1996, Congress extended to ORC a $1,000,000 temporary overformula line as part of the amendment of the Loan Facility to increase the maximum amount to $20,000,000. Mr. Bradley guaranteed the amounts, if any, borrowed under this overformula line, and received a credit support fee from ORC of $833 per month. The overformula line expired February 14, 1997, and the fee terminated as of that date.

  Under the arrangements described above, the Company's consolidated statement of operations for the year ended December 31, 1996 includes interest expense of $199,000 to Chatwins, $178,000 to Mr. Bradley, $37,000 to CGII and $2,000 to SOG; rent expense of $42,000 to Mr. Bradley and Chatwins; and guarantee fees of $55,000 to Mr. Bradley. At December 31, 1996, the Company's consolidated balance sheet includes interest and fees payable to Mr. Bradley of $20,000 classified as Current Liabilities; principal payable to Mr. Bradley of $1,017,000 and payable to CGII of $368,000 classified as Long Term Debt-Related Parties; and interest and fees payable to Mr. Bradley under prior arrangements of $175,000 classified as Other Liabilities.

  Effective April 1, 1996, the Company subleased from SPI approximately 1,500 square feet of office space in Stamford, Connecticut for its corporate offices. The terms of this sublease are at least as favorable to the Company as would be the case in an arm's length transaction.

  The Company and Chatwins are considering the merger of Chatwins with and into the Company following the third anniversary of the Chatwins Acquisition. However, this or any other transaction between Chatwins and the Company in which Chatwins has an interest separate from that of the Company will be subject to approval by the Boards of Directors of the Company and of Chatwins and compliance by Chatwins with the covenants in its financing agreements. There can be no assurance that any transaction will be proposed or that any proposed transaction will be consummated.

AUDITORS

  On October 26, 1995, the Company's Board of Directors engaged Price Waterhouse LLP ("PW") as principal accountant to audit the Company's consolidated financial statements for the year ending December 31, 1995. PW has been the independent accountant for Oneida, which was acquired by the Company on September 14, 1995, since 1988. Because Oneida was expected to represent more than 50% of the revenues for 1995 and a significant percentage of the Company's assets at year end, the Board concluded that it should engage PW as principal accountant for the Company.

  Arthur Anderson LLP ("AA"), which had served as the Company's principal accountant since 1992, was not reappointed by the Company's Board of Directors as principal accountant but continued to serve as independent accountants for the Company's discontinued oil and gas operations for 1995.

  The audit reports of AA on the Company's financial statements for 1994 and 1993 did not contain an adverse opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and subsequent interim periods preceding the replacement of AA, the Company had no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the Company's two most recent fiscal years and subsequent interim periods preceding the retention of PW, neither the Company nor anyone on the Company's behalf consulted PW regarding any matter.

  While management anticipates that PW will continue to act as the Company's principal accountant during 1997 and subsequent years, no formal action is proposed to be taken at the Annual Meeting with respect to the employment of PW inasmuch as no such action is legally required. Representatives of PW plan to attend the Annual Meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

LIMITATION ON INCORPORATION BY REFERENCE

  Notwithstanding any reference in prior or future filings of the Company with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Management Information----Compensation Committee Report" or "Other Information----Common Stock Performance Graph".

OTHER MATTERS

  The Annual Report to Stockholders covering the year ended December 31, 1996 has been mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting.

  Any stockholder who wishes to submit a proposal for action to be included in the Proxy Statement and form of Proxy relating to the Company's 1998 Annual Meeting of Stockholders is required to submit such proposals to the Company on or before January 10, 1998.

  The cost of soliciting proxies in the accompanying form will be borne by the Company.

  The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                          By Order of the Board of Directors

                                          /s/ RICHARD L. EVANS
                                          ------------------------------------

                                          RICHARD L. EVANS
                                          Secretary

April 30, 1997

                                                                                                                                 ___
[X]  PLEASE MARK VOTES                                    REVOCABLE PROXY                                                          |
     AS IN THIS EXAMPLE                              REUNION INDUSTRIES, INC.                                       WITH-   FOR ALL
                                                                                                             FOR    HOLD    EXCEPT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE         1. The election as directors (except as    [ ]     [ ]     [ ]
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 1997            indicated below) of all nominees.

  The undersigned stockholder of Reunion Industries, Inc.               THOMAS N. AMONETT                  FRANKLIN MYERS
(the "Company") hereby appoints Charles E. Bradley, Sr.,                  JOHN G. POOLE                  THOMAS L. CASSIDY
Thomas L. Cassidy, or Franklin Myers, or any of them,                 CHARLES E. BRADLEY, SR.              W.R. CLERIHUE
and proxies of the undersigned at the Annual Meeting of
Stockholders of the Company to be held at the Sheraton            INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
Stamford Hotel, ONe First Stamford Place, Stamford,               NOMINEE MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN
Connecticut,on Wednesday, May 28, 1997, at 10:00 a.m.,            THE SPACE PROVIDED BELOW.
local time, and at any adjournments thereof, all of the
shares of common stock in the name of the undersigned             -----------------------------------------------------------------
may be entitled to vote;                                                                                      FOR   AGAINST  ABSTAIN
                                                                  2. In their discretion, upon such other     [ ]     [ ]      [ ]
                                                                     matters as may properly come before
                                                                     the meeting; hereby revoking any
                                                                     proxy or proxies heretofore given by
                                                                     the undersigned.

                                                                  PLEASE CHECK BOX IF YOU PLAN TO ATTEND          >            [ ]
                                                                  THE ANNUAL MEETING:

                                                                    The Board of Directors recommends a vote FOR the nominees named above; if no specification is made, the shares will be voted for such nominees.


                                     -------------------------      The undersigned hereby acknowledges receipt of the Notice of
  Please be sure to sign and date       Date                      Annual Meeting of Stockholders and the Proxy Statement furnished
    this Proxy in the box below.                                  herewith.
--------------------------------------------------------------
                                                                    Signature should agree with name and printed hereon. If Stock is
---Stockholder sign above-----Co-holder (if any) sign above---    held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

+                                                                                                                                  +
